Exhibit 99.1

Contact:
John L. McManus
President and Chief Operating Officer
(949) 481-9825

Aeolus Pharmaceuticals Announces Third Quarter Financial Results

SAN DIEGO, California, August 11, 2006 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB) announced today financial results for three months ended June 30, 2006. Aeolus reported a net loss of $3,178,000, or $0.17 per share, for the three months ended June 30, 2006, compared to a loss of $1,636,000, or $0.12 per share, for the three months ended June 30, 2005. The higher net loss for the quarter ended June 2006 principally reflects a $2.2 million charge associated with a decrease in the fair value of common stock warrants (explained below). The loss from operations during the quarter improved from $(1.6) million in the quarter ended June 2005 to $(0.9) million in the quarter ended June 2006. For the nine months ended June 30, 2006, the Company reported a net loss of $5,595,000, or $0.36 per share, compared to a loss of $5,253,000, or $0.38 per share, for the nine months ended June 30, 2005.

Research and development expenses were lower in the third quarter of fiscal year 2006 when compared to the third quarter of fiscal 2005. Our research and development activities were limited during the three months ended June 30, 2006 as we analyzed the results of our ongoing Phase I multiple dose clinical trial for the treatment of amyotrophic lateral sclerosis (“ALS,” also commonly referred to as “Lou Gehrig’s disease”). During the three months ended June 30, 2005, our primary operational focus and R&D spending was on preclinical pharmacology and toxicology tests on our lead compound, AEOL 10150, and our Phase I single dose clinical trial for the treatment of ALS.

General and administrative expenses were lower in the third quarter of fiscal year 2006 compared to the third quarter of fiscal year 2005, as the Company continues to see the benefits of restructuring efforts. During the three months ended June 30, 2005, we incurred $219,000 of severance expenses as we did not renew the employment contract with our former Chief Financial Officer. G&A expenses were also lower during the current quarter due to a lower amount of amortization expense related to the accelerated vesting of stock options following a change in the board of directors in 2004, offset by impact of the adoption of FASB 123R and increased legal and accounting expenses as result of the Company’s increased cost of regulatory compliance.

In connection with the private placement completed in June, accounting guidance required that the common stock warrants issued in the private placement be carried as a liability until such time as the shares to be issued upon exercise of the warrants were registered with the Securities and Exchange Commission. The warrants were valued using Black-Scholes option pricing model and are revalued at each balance sheet date. The change in fair value of the warrant was charged to the statement of operations. During the third quarter of fiscal year 2006, the fair value of the warrant increased by $2,216,000. On July 31, 2006, the Securities and Exchange Commission declared the registration statement registering the shares underlying the warrants effective and accordingly the warrant liability was reclassified to additional paid in capital. The warrant liability and revaluations have not and will not have any impact on the Company’s working capital, liquidity, or business operations.

As of June 30, 2006, the Company had $4,003,000 in cash and cash equivalents and 29,224,000 shares outstanding.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation. AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue
Grant income	$-	$121	$92	$236

Costs and expenses:
Research and development	419	849	2,677	3,621
General and administrative	524	898	1,571	1,851
Total costs and expenses	943	1,747	4,248	5,472

Loss from operations	(943)	(1,626)	(4,156)	(5,236)
Interest expense, net	(10)	(10)	(29)	(17)
Equity in income of CPEC LLC	-	-	433	-
Other income	17	-	53	-
Increase in fair value of common stock warrants	(2,216)	-	(1,815)	-

Net loss	(3,152)	(1,636)	(5,514)	(5,253)

Preferred stock dividend accreted	(26)	-	(81)	-

Net loss attributable to common stockholders	$(3,178)	$(1,636)	$(5,595)	$(5,253)

Net loss per weighted share attributable to common stockholders:
(basic and diluted)	$(0.17)	$(0.12)	$(0.36)	$(0.38)

Weighted average common shares outstanding:
Basic and diluted	18,234	13,976	15,450	13,966

Selected Balance Sheet Items:
(in thousands)
	June 30, 2006	September 30, 2005

Cash and cash equivalents	$4,003	$626
Total assets	$4,452	$937
Warrant Liability (reclassified to equity on July 31, 2006)	$6,827	$-
Stockholders' equity	$(3,973)	$(932